Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Media Contact:

Bronwyn Pait, Marketing

(610) 695-3630

Malvern Bancorp, Inc. Reports Third Fiscal Quarter Earnings; Momentum Carries Malvern to net profit of $2.1 million, or $0.32 per Share

Earnings Driven by Loan Growth and Higher Net Interest Income

PAOLI, PA., July 26, 2017 -- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (“Malvern” or the “Bank”), today reported operating results for the third fiscal quarter ended June 30, 2017. Net income amounted to $2.1 million, or $0.32 per fully diluted common share, for the quarter ended June 30, 2017, an increase of $490,000, or 30.8 percent, as compared with net income of $1.6 million or $0.25 per fully diluted common share, for the quarter ended June 30, 2016. Earnings per share for the quarter ended June 30, 2016 were favorably impacted by the tax position of the Company prior to the full recognition of the Bank’s deferred tax asset. On a fully taxable basis, net income for the quarter ended June 30, 2016 would have been $1.3 million, and earnings per share for the quarter ended June 30, 2016 would have been $0.20.

For the nine months ended June 30, 2017, net income amounted to $4.7 million, or $0.72 per fully diluted common share, compared with net income of $4.2 million, or $0.66 per fully diluted common share, for the nine months ended June 30, 2016. For the nine months ended June 30, 2016, earnings per share were favorably impacted by the tax position of the Company prior to the full recognition of the Bank’s deferred tax asset. On a fully taxable basis, net income for the nine months ended June 30, 2016 would have been $3.4 million, and earnings per share for the nine months ended June 30, 2016 would have been $0.52.

“Our results this quarter were strong, reflecting our intense client focus and solid performance across our businesses. We are pleased to report third quarter net income of $2.1 million, which increased 30.8 percent from a year ago,” commented Anthony C. Weagley, President and Chief Executive Officer. “The quarter benefited from continued top line revenue growth, restraint of operating overhead and an improvement in the net interest margin compared to the same period in fiscal 2016.”

“Loan balances increased in all areas of loans: residential mortgage as well as commercial and industrial lending, and commercial real estate, reflecting our diversified business mix. We remain successful gathering deposits across the franchise as evidenced by the growth in deposits of $157.6 million compared to September 30, 2016.”

Joe Gangemi, Chief Financial Officer of Malvern Bancorp, Inc. added, “Malvern continues to grow its capital position with strong growth in core earnings, and has produced yet another quarter of increased earnings and solid financial performance”.

Highlights for the quarter include:

●	Return on average assets (“ROAA”) was 0.85 percent for the three months ended June 30, 2017, compared to 0.81 percent for the three months ended June 30, 2016, and return on average equity (“ROAE”) was 8.41 percent for the three months ended June 30, 2017, compared with 7.41 percent for the three months ended June 30, 2016. Adjusting the 2016 quarter for the tax position of the Company, the resultant ROAA and ROAE would have been 1.06 percent and 10.39 percent, respectively.

●	The Company originated $92.1 million in new loans in the third quarter of fiscal 2017, which was offset in part by $43.7 million in participations, payoffs, prepayments and maturities from its portfolio, resulting in net portfolio growth of $48.4 million over the second quarter of fiscal 2017; new loan originations consisted of $6.9 million in residential mortgage loans, $61.6 million in commercial loans, $22.2 million in construction and development loans and $1.4 million in consumer loans.

●	Non-performing assets (“NPAs”) were 0.19 percent of total assets at June 30, 2017, compared to 0.22 percent at June 30, 2016 and 0.28 percent at September 30, 2016. The allowance for loan losses as a percentage of total non-performing loans was 421.8 percent at June 30, 2017, compared to 515.2 percent at June 30, 2016 and 234.9 percent at September 30, 2016.

●	The Company’s ratio of shareholders’ equity to total assets was 9.86 percent at June 30, 2017, compared to 10.88 percent at June 30, 2016, and 11.52 percent at September 30, 2016.

●	Book value per common share amounted to $15.16 at June 30, 2017, compared to $13.21 at June 30, 2016 and $14.42 at September 30, 2016.

●	The efficiency ratio, a non-GAAP measure, was 57.0 percent for the third quarter of fiscal 2017 on an annualized basis, compared to 64.0 percent in the third quarter of fiscal 2016 and 67.7 percent in the fourth quarter of fiscal 2016.

●	The Company’s balance sheet reflected total asset growth of $189.6 million at June 30, 2017, compared to September 30, 2016, coupled with stable asset quality, and capital levels that exceeded regulatory standards for a well-capitalized institution.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Return on average assets	0.85%	0.62%	0.56%	3.90%	0.81%
Return on average equity	8.41%	5.81%	4.92%	35.10%	7.41%
Net interest margin (tax equivalent basis) (1)	2.72%	2.75%	2.64%	2.65%	2.56%
Loans / deposits ratio	106.30%	107.80%	102.29%	96.07%	96.39%
Shareholders’ equity / total assets	9.86%	10.13%	10.89%	11.52%	10.88%
Efficiency ratio (1)	57.0%	57.4%	61.6%	67.7%	64.0%
Book value per common share	$15.16	$14.83	$14.59	$14.42	$13.21

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended June 30, 2017, total interest income on a fully tax-equivalent basis increased $2.4 million, or 36.5 percent, to $9.0 million, compared to the three months ended June 30, 2016. Interest income rose in the quarter ended June 30, 2017, compared to the comparable period in fiscal 2016, primarily due to a $249.2 million increase in the average balance of our loans. Total interest expense increased by $824,000, or 47.1 percent, to $2.6 million, for the three months ended June 30, 2017, compared to the same period in fiscal 2016 due to the increase of $166.9 million in funding sources on average.

Net interest income on a fully tax-equivalent basis was $6.4 million for the three months ended June 30, 2017, increasing $1.6 million, or 32.7 percent, from $4.8 million for the comparable three month period in fiscal 2016. The change for the three months ended June 30, 2017 primarily was the result of an increase in the average balance of interest earning assets, which increased $186.9 million. The net interest spread on an annualized tax-equivalent basis was at 2.56 percent and 2.42 percent for the three months ended June 30, 2017 and 2016, respectively. For the quarter ended June 30, 2017, the Company’s net interest margin on a tax-equivalent basis increased to 2.72 percent as compared to 2.56 percent for the same three month period in fiscal 2016.

The 47.1 percent increase in interest expense for the third quarter of fiscal 2017 as compared to the third quarter of fiscal 2016 was primarily due to an increase in deposits, as well as the interest expense associated with the Company’s subordinated debt. The average cost of funds was 1.25 percent for the quarter ended June 30, 2017 compared to 1.06 percent for the same three month period in fiscal 2016 and, on a linked sequential quarter basis, increased 12 basis points compared to the second quarter of fiscal 2017. The increase in cost was primarily related to the increase in average volume, coupled with the increased expense related to the issuance of subordinated debt.

For the nine months ended June 30, 2017, total interest income on a fully tax equivalent basis increased $5.8 million, or 30.9 percent, to $24.4 million, compared to $18.6 million for the nine months ended June 30, 2016. Total interest expense increased by $1.7 million, or 34.2 percent, to $6.6 million, for the nine months ended June 30, 2017, compared to the comparable period in fiscal 2016. Interest income rose for the nine months ended June 30, 2017, compared to the comparable period in fiscal 2016 primarily due to a $221.1 million increase in average loan balances. Compared to the same period in fiscal 2016, for the nine months ended June 30, 2017, average interest earning assets increased $185.9 million, the net interest spread decreased on an annualized tax-equivalent basis by three basis points and the net interest margin increased on an annualized tax-equivalent basis by six basis points.

Earnings Summary for the Period Ended June 30, 2017

The following table presents condensed consolidated statements of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share data)
For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Net interest income	$6,399	$5,991	$5,239	$5,021	$4,780
Provision for loan losses	645	997	660	100	472
Net interest income after provision for loan losses	5,754	4,994	4,579	4,921	4,308
Other income	814	542	453	615	659
Other expense	3,986	3,778	3,570	3,759	3,378
Income before income tax expense (benefit)	2,582	1,758	1,462	1,777	1,589
Income tax expense (benefit)	503	349	292	(5,966)	—
Net income	$2,079	$1,409	$1,170	$7,743	$1,589
Earnings per common share:
Basic	$0.32	$0.22	$0.18	$1.21	$0.25
Diluted	$0.32	$0.22	$0.18	$1.21	$0.25
Weighted average common shares outstanding:
Basic	6,443,515	6,427,309	6,418,583	6,415,049	6,411,766
Diluted	6,445,288	6,427,932	6,419,012	6,415,207	6,411,804

Other Income

Other income increased $155,000, or 23.5 percent, for the third quarter of fiscal 2017 compared with the same period in fiscal 2016. The increase in other income was primarily as a result of a $145,000 increase in net gains on sales of investment securities, coupled with an increase of $11,000 in net gain on sale of loans and an increase of $6,000 in service charges and other fees. The increase was offset in part by a decrease in rental income of $4,000 and a decrease of $3,000 in earnings on bank-owned insurance. Excluding net securities gains and losses, a non-GAAP measure, the Company would have recorded other income of $440,000 for the three months ended June 30, 2017 compared to $430,000 for the three months ended June 30, 2016, an increase of $10,000, or 2.3 percent.

For the nine months ended June 30, 2017, total other income increased $91,000 compared to the same period in fiscal 2016, primarily as a result of a $65,000 increase in service charges and other fees, a $6,000 increase in rental income, a $11,000 increase in net gains on sale of investment securities and a $16,000 increase in net gains on sale of loans. The increase was partially offset by a $7,000 decrease in earnings on bank-owned insurance. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $1.4 million for the nine months ended June 30, 2017 compared to $1.3 million for the comparable period in fiscal 2016, an increase of $80,000, or 6.2 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Service charges on deposit accounts	$233	$274	$223	$258	$227
Rental income – other	51	55	55	56	55
Net gains on sales of investments, net	374	58	—	144	229
Gain on disposal of fixed assets, net	—	—	—	1	—
Gain on sale of loans, net	31	30	45	26	20
Bank-owned life insurance	125	125	130	130	128
Total other income	$814	$542	$453	$615	$659

Other Expense

Total other expense for the three months ended June 30, 2017, increased $608,000, or 18.0 percent, when compared to the quarter ended June 30, 2016. The increase primarily reflected increases in salaries and employee benefits of $273,000, a $64,000 increase in occupancy expense, a $38,000 increase in the federal deposit insurance premium, a $41,000 increase in advertising expense, a $30,000 increase in data processing expense, a $206,000 increase in professional fees, a $164,000 increase in other real estate expense, net and a $120,000 increase in other operating expense. The increases in total other expense were attributed to increases in our workforce as well as increased expenses related to the operations of new offices.

For the nine months ended June 30, 2017, total other expense increased $1.2 million, or 11.5 percent, compared to the same period in fiscal 2016. The increase primarily reflected increases in salaries and employee benefits of $768,000, a $193,000 increase in occupancy expense, an $110,000 increase in advertising expense, a $66,000 increase in data processing expense, a $245,000 increase in professional fees and a $259,000 increase in other operating expense. These increases were partially offset by decreases of $299,000 in the federal deposit insurance premium and a $171,000 decrease in other real estate expense, net.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Salaries and employee benefits	$1,873	$1,804	$1,712	$1,669	$1,600
Occupancy expense	533	514	494	472	469
Federal deposit insurance premium	78	91	4	107	40
Advertising	67	73	51	50	26
Data processing	308	301	302	283	278
Professional fees	621	399	401	507	415
Other operating expenses	506	596	606	671	550
Total other expense	$3,986	$3,778	$3,570	$3,759	$3,378

Statement of Condition Highlights at June 30, 2017

Highlights as of June 30, 2017 included:

●	Balance sheet strength, with total assets amounting to $1.0 billion at June 30, 2017, increasing $189.6 million, or 23.1 percent, compared to September 30, 2016.

●	The Company’s gross loans were $807.6 million at June 30, 2017, increasing $229.2 million, or 39.6 percent, from September 30, 2016.

●	Total investments were $52.8 million at June 30, 2017, a decrease of $54.1 million, or 50.6 percent, compared to September 30, 2016.

●	Deposits totaled $759.7 million at June 30, 2017, an increase of $157.6 million, or 26.2 percent, compared to September 30, 2016.

●	Federal Home Loan Bank (FHLB) advances totaled $118.0 million at June 30, 2017 and at September 30, 2016.

●	Subordinated debt totaled $24.3 million at June 30, 2017 and zero at September 30, 2016. On February 7, 2017 the Company completed a private placement of $25.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes (the “Notes”) to certain institutional investors. The Notes are non-callable for five years, have a stated maturity of February 15, 2027, and bear interest at a fixed rate of 6.125% per year, from and including February 7, 2017 to, but excluding February 15, 2022.

Condensed Consolidated Statements of Condition

The following table presents condensed consolidated statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Cash and due from depository institutions	$1,622	$1,716	$1,598	$1,297	$1,331
Interest bearing deposits in depository institutions	111,805	64,036	61,683	95,465	77,052
Investment securities, available for sale, at fair value	16,811	61,672	65,108	66,387	80,555
Investment securities held to maturity	36,027	37,060	38,160	40,551	45,834
Restricted stock, at cost	5,458	5,397	5,416	5,424	5,548
Loans held for sale	—	—	—	—	304
Loans receivable, net of allowance for loan losses	800,337	752,708	668,427	574,160	553,971
Other real estate owned	—	—	—	—	700
Accrued interest receivable	2,837	3,177	2,899	2,558	2,714
Property and equipment, net	7,182	6,896	6,769	6,637	6,654
Deferred income taxes	7,912	7,881	8,449	8,827	1,598
Bank-owned life insurance	18,798	18,673	18,548	18,418	18,289
Other assets	2,119	2,599	1,945	1,548	1,755
Total assets	$1,010,908	$961,815	$879,002	$821,272	$796,305
Deposits	$759,679	$704,272	$658,623	$602,046	$579,043
FHLB advances	118,000	118,000	118,000	118,000	123,000
Other short-term borrowing	—	10,000	—	—	—
Subordinated debt	24,263	25,000	—	—	—
Other liabilities	9,303	7,079	6,644	6,635	7,612
Shareholders’ equity	99,663	97,464	95,735	94,591	86,650
Total liabilities and shareholders’ equity	$1,010,908	$961,815	$879,002	$821,272	$796,305

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)

(in thousands)
At quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Demand:
Non-interest bearing	$50,097	$45,303	$35,184	$34,547	$29,416
Interest-bearing	105,439	102,525	101,759	95,041	100,609
Savings	43,709	43,913	42,699	44,714	46,056
Money market	274,018	251,671	217,260	177,486	147,103
Time	286,416	260,860	261,721	250,258	255,859
Total deposits	$759,679	$704,272	$658,623	$602,046	$579,043

Loans

Total net loans were $800.3 million at June 30, 2017 compared to $574.2 million at September 30, 2016, for a net increase of $226.2 million. The allowance for loan losses amounted to $7.9 million and $5.4 million at June 30, 2017 and September 30, 2016, respectively. Average loans during the third quarter of fiscal 2017 totaled $792.1 million as compared to $543.0 million during the third quarter of fiscal 2016, representing a 45.9 percent increase.

At the end of the third quarter of fiscal 2017, the loan portfolio remained weighted toward two major components: commercial and the core residential portfolio, with commercial real estate accounting for 52.6 percent and single-family residential real estate loans accounting for 23.6 percent of the loan portfolio. Construction and development loans amounted to 6.8 percent and consumer loans represented 5.3 percent of the loan portfolio at such date. Total gross loans increased $229.2 million, to $807.6 million at June 30, 2017 compared to $578.4 million at September 30, 2016. The increase in the loan portfolio at June 30, 2017 compared to September 30, 2016, primarily reflected an increase of $229.5 million in commercial loans and a $26.3 million increase in construction and development loans. These increases were partially offset by a $18.4 million decrease in residential mortgage loans and a $8.2 million reduction in consumer loans at June 30, 2017 as compared to September 30, 2016.

For the quarter ended June 30, 2017, the Company originated total new loan volume of $92.1 million, which was offset in part by participations, payoffs, prepayments and maturities totaling $43.7 million. The payoffs were primarily confined to the consumer and residential portfolios.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)
At quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Residential mortgage	$190,788	$192,775	$205,668	$209,186	$210,621
Construction and Development:
Residential and commercial	36,530	46,721	28,296	18,579	14,050
Land	18,325	14,322	10,117	10,013	9,904
Total construction and development	54,855	61,043	38,413	28,592	23,954
Commercial:
Commercial real estate	424,732	383,170	307,821	231,439	211,516
Farmland	1,734	—	—	—	—
Multi-family	21,547	12,838	19,805	19,515	20,102
Other	71,248	63,551	53,587	38,779	37,091
Total commercial	519,261	459,559	381,213	289,733	268,709
Consumer:
Home equity lines of credit	17,602	19,214	19,729	19,757	21,035
Second mortgages	23,658	25,103	26,971	29,204	31,752
Other	1,403	1,512	1,697	1,914	2,088
Total consumer	42,663	45,829	48,397	50,875	54,875
Total loans	807,567	759,206	673,691	578,386	558,159
Deferred loan costs, net	687	683	913	1,208	1,155
Allowance for loan losses	(7,917)	(7,181)	(6,177)	(5,434)	(5,343)
Loans Receivable, net	$800,337	$752,708	$668,427	$574,160	$553,971

At June 30, 2017 , the Company had $111.6 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Company’s “Approved, Accepted but Unfunded” pipeline, which includes approximately $17.8 million in construction and $21.6 million in commercial real estate loans, $22.7 million in commercial term loans and lines of credit and $1.2 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $1.6 million at June 30, 2017 and at September 30, 2016 and $1.0 million at June 30, 2016. Other real estate owned (“OREO”) was zero at June 30, 2017 and September 30, 2016, and $700,000 at June 30, 2016, respectively. Total performing troubled debt restructured loans were $1.6 million at June 30, 2017, $2.0 million at September 30, 2016 and $2.0 million at June 30, 2016, respectively. The decrease in performing troubled debt restructured loans at June 30, 2017 compared to September 30, 2016 was primarily due to two commercial loans, with an aggregate outstanding balance of approximately $1.3 million, being paid off during the first nine months of fiscal 2017. These decreases were offset by two residential mortgage loans with an aggregate outstanding balance of $653,000 and one second mortgage loan with an outstanding balance of approximately $54,000 being classified as a performing TDRs during the first nine months of fiscal 2017.

At June 30, 2017, non-performing assets totaled $1.9 million, or 0.19 percent of total assets, as compared with $2.3 million, or 0.28 percent, at September 30, 2016 and $1.7 million, or 0.22 percent, at June 30, 2016. The portfolio of non-accrual loans at June 30, 2017 was comprised of 11 residential real estate loans with an aggregate outstanding balance of approximately $1.2 million, one commercial real estate loan with an outstanding balance of approximately $184,000 and six consumer loans with an aggregate outstanding balance of approximately $147,000.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Non-accrual loans(1)	$1,556	$1,566	$1,833	$1,617	$1,037
Loans 90 days or more past due and still accruing	321	122	121	696	—
Total non-performing loans	1,877	1,688	1,954	2,313	1,037
Other real estate owned	—	—	—	—	700
Total non-performing assets	$1,877	$1,688	$1,954	$2,313	$1,737
Performing troubled debt restructured loans	$1,603	$1,623	$1,418	$2,039	$1,959

Non-performing assets / total assets	0.19%	0.18%	0.22%	0.28%	0.22%
Non-performing loans / total loans	0.23%	0.22%	0.29%	0.28%	0.19%
Net charge-offs (recoveries)	$(91)	$(7)	$(83)	$9	$66
Net charge-offs (recoveries) / average loans(2)	(0.05)%	0.00%	(0.04)%	0.01%	0.05%
Allowance for loan losses / total loans	0.98%	0.95%	0.92%	0.94%	0.96%
Allowance for loan losses / non-performing loans	421.8%	425.4%	316.1%	234.9%	515.2%

Total assets	$1,010,908	$961,815	$879,002	$821,272	$796,305
Total gross loans	807,567	759,206	673,691	578,386	558,159
Average loans	792,139	717,376	612,388	575,784	542,985
Allowance for loan losses	7,917	7,181	6,177	5,434	5,343

(1)	14 loans totaling approximately $1.1 million or 68.6% of the total non-accrual loan balance were making payments at June 30, 2017.

(2)	Annualized.

The allowance for loan losses at June 30, 2017 amounted to approximately $7.9 million, or 0.98 percent of total loans, compared to $5.4 million, or 0.94 percent of total loans, at September 30, 2016 and $5.3 million, or 0.96 percent of total loans, at June 30, 2016. The Company had a $645,000 provision for loan losses during the quarter ended June 30, 2017 compared to $472,000 for the quarter ended June 30, 2016, respectively. For the nine months ended June 30, 2017 and 2016, the Company had a $2.3 million and $847,000, respectively, provision for loan losses. Provision expense was higher during fiscal 2017 due to an increase in loan growth.

Capital

At June 30, 2017, our total shareholders’ equity amounted to $99.7 million, or 9.86 percent of total assets, compared to $94.6 million at September 30, 2016. The Company’s book value per common share was $15.16 at June 30, 2017, compared to $14.42 at September 30, 2016.

At June 30, 2017, the Bank’s common equity tier 1 ratio was 14.69 percent, tier 1 leverage ratio was 11.91 percent, tier 1 risk-based capital ratio was 14.69 percent and the total risk-based capital ratio was 15.70 percent. At September 30, 2016, the Bank’s common equity tier 1 ratio was 14.24 percent, tier 1 leverage ratio was 10.79 percent, tier 1 risk-based capital ratio was 14.24 percent and the total risk-based capital ratio was 15.16 percent. At June 30, 2017, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains. The Company’s management believes that many investors desire to evaluate other income without regard to such gains.

(in thousands)
For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Other income	$814	$542	$453	$615	$659
Less: Net investment securities gains	374	58	—	144	229
Other income, excluding net investment securities gains	$440	$484	$453	$471	$430

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense, excluding certain non-core items, as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Other expense	$3,986	$3,778	$3,570	$3,759	$3,378
Less: non-core items(1)	72	29	29	—	—
Other expense, excluding non-core items	$3,914	$3,749	$3,541	$3,759	$3,378

Net interest income (tax equivalent basis)	$6,433	$6,043	$5,292	$5,083	$4,847
Other income, excluding net investment securities gains	440	484	453	471	430
Total	$6,873	$6,527	$5,745	$5,554	$5,277

Efficiency ratio	57.0%	57.4%	61.6%	67.7%	64.0%

(1)	Included in non-core items are costs which include expenses related to the Company’s corporate restructuring initiatives, such as professional fees, litigation and settlement costs, severance costs, and external payroll development costs related to such restructuring initiatives. The Company believes these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

The Company’s efficiency ratio, calculated on a GAAP basis without excluding net investment securities gains and without deducting non-core items from other expense, follows:

For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Efficiency ratio on a GAAP basis	55.3%	57.8%	62.7%	66.7%	62.1%

Net interest margin, which is non-interest income as a percentage of average interest-earning assets, is presented on a fully tax equivalent (“TE”) basis as we believe this non-GAAP measure is the preferred industry measurement for this item. The TE basis adjusts GAAP interest income and yields for the tax benefit of income on certain tax-exempt investments using the federal statutory rate of 34% for each period presented. Below is a reconciliation of GAAP net interest income to the TE basis and the related GAAP basis and TE net interest margins for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Net interest income (GAAP)	$6,399	$5,991	$5,239	$5,021	$4,780
Tax-equivalent adjustment(1)	34	52	53	62	67
TE net interest income	$6,433	$6,043	$5,292	$5,083	$4,847

Net interest income margin (GAAP)	2.71%	2.72%	2.61%	2.62%	2.52%
Tax-equivalent effect	0.01	0.03	0.03	0.03	0.04
Net interest margin (TE)	2.72%	2.75%	2.64%	2.65%	2.56%

(1)	Reflects tax-equivalent adjustment for tax exempt loans and investments.

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	6/30/17	3/31/17	12/31/16	9/30/16	6/30/16
Investment securities	$82,832	$102,090	$104,645	$115,366	$141,292
Loans	792,139	717,376	612,388	575,784	542,985
Allowance for loan losses	(7,456)	(6,489)	(5,650)	(5,424)	(5,132)
All other assets	110,456	101,804	124,062	107,655	107,044
Total assets	977,971	914,781	$835,445	$793,381	$786,189
Non-interest bearing deposits	$45,173	$38,565	$33,330	$33,242	$34,360
Interest-bearing deposits	682,606	634,214	581,838	543,985	535,457
FHLB advances	118,000	118,000	118,245	122,319	123,434
Other short-term borrowings	220	5,389	—	—	—
Subordinated debt	24,992	14,722	—	—	—
Other liabilities	8,094	6,908	6,872	5,601	7,172
Shareholders’ equity	98,886	96,983	95,160	88,234	85,766
Total liabilities and shareholders’ equity	$977,971	$914,781	$835,445	$793,381	$786,189

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania and Morristown, N.J., its New Jersey regional headquarters. The Bank also recently announced a new representative office in Palm Beach Florida. Its primary market niche is providing personalized service to its client base.

The Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Del., provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, 401(K) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernfederal.com. For information regarding Malvern Federal Savings Bank, please visit our web site at http://www.malvernfederal.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	June 30, 2017	September 30, 2016
(unaudited)

ASSETS
Cash and due from depository institutions	$1,622	$1,297
Interest bearing deposits in depository institutions	111,805	95,465
Total cash and cash equivalents	113,427	96,762
Investment securities available for sale, at fair value	16,811	66,387
Investment securities held to maturity (fair value of $35,625 and $40,817)	36,027	40,551
Restricted stock, at cost	5,458	5,424
Loans receivable, net of allowance for loan losses	800,337	574,160
Accrued interest receivable	2,837	2,558
Property and equipment, net	7,182	6,637
Deferred income taxes, net	7,912	8,827
Bank-owned life insurance	18,798	18,418
Other assets	2,119	1,548
Total assets	$1,010,908	$821,272

LIABILITIES
Deposits:
Non-interest bearing	$50,097	$34,547
Interest-bearing	709,582	567,499
Total deposits	759,679	602,046
FHLB advances	118,000	118,000
Other short-term borrowings	—	—
Subordinated debt	24,263	—
Advances from borrowers for taxes and insurance	3,546	1,659
Accrued interest payable	1,060	427
Other liabilities	4,697	4,549
Total liabilities	911,245	726,681

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, issued and outstanding: 6,572,684 shares at June 30, 2017 and 6,560,403 shares at September 30, 2016	66	66
Additional paid in capital	60,670	60,461
Retained earnings	40,414	35,756
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,520)	(1,629)
Accumulated other comprehensive income (loss)	33	(63)
Total shareholders’ equity	99,663	94,591
Total liabilities and shareholders’ equity	$1,010,908	$821,272

MALVERN BANCORP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands, except for share and per share data)	2017	2016	2017	2016
(unaudited)
Interest and Dividend Income
Loans, including fees	$8,246	$5,560	$21,926	$15,226
Investment securities, taxable	422	643	1,364	2,313
Investment securities, tax-exempt	100	192	422	577
Dividends, restricted stock	64	65	192	182
Interest-bearing cash accounts	141	70	349	129
Total Interest and Dividend Income	8,973	6,530	24,253	18,427
Interest Expense
Deposits	1,645	1,180	4,393	3,305
Short-term borrowings	1	—	12	—
Long-term borrowings	545	570	1,615	1,631
Subordinated debt	383	—	604	—
Total Interest Expense	2,574	1,750	6,624	4,936
Net interest income	6,399	4,780	17,629	13,491
Provision for Loan Losses	645	472	2,302	847
Net Interest Income after Provision for Loan Losses	5,754	4,308	15,327	12,644
Other Income
Service charges and other fees	233	227	730	665
Rental income-other	51	55	161	155
Net gains on sales of investments, net	374	229	432	421
Net gains on sale of loans, net	31	20	106	90
Earnings on bank-owned life insurance	125	128	380	387
Total Other Income	814	659	1,809	1,718
Other Expense
Salaries and employee benefits	1,873	1,600	5,389	4,621
Occupancy expense	533	469	1,541	1,348
Federal deposit insurance premium	78	40	173	472
Advertising	67	26	191	81
Data processing	308	278	911	845
Professional fees	621	415	1,421	1,176
Other operating expenses	506	550	1,708	1,620
Total Other Expense	3,986	3,378	11,334	10,163
Income before income tax expense	2,582	1,589	5,802	4,199
Income tax expense	503	—	1,144	—
Net Income	$2,079	$1,589	$4,658	$4,199

Earnings per common share
Basic	$0.32	$0.25	$0.72	$0.66
Diluted	$0.32	$0.25	$0.72	$0.66
Weighted Average Common Shares Outstanding
Basic	6,443,515	6,411,766	6,427,978	6,407,403
Diluted	6,445,288	6,411,804	6,428,426	6,407,433

MALVERN BANCORP, INC AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2017	3/31/2017	12/31/2016
(unaudited)
Statements of Operations Data

Interest income	$8,973	$8,175	$7,105
Interest expense	2,574	2,184	1,866
Net interest income	6,339	5,991	5,239
Provision for loan losses	645	997	660
Net interest income after provision for loan losses	5,754	4,994	4,579
Other income	814	542	453
Other expense	3,986	3,778	3,570
Income before income tax expense	2,582	1,758	1,462
Income tax expense	503	349	292
Net income	$2,079	$1,409	$1,170
Earnings (per Common Share)
Basic	$0.32	$0.22	$0.18
Diluted	$0.32	$0.22	$0.18
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$16,811	$61,672	$65,108
Investment securities held to maturity (fair value of $35,625, $36,441 and $37,426)	36,027	37,060	38,160
Loans, net of allowance for loan losses	800,337	752,708	668,427
Total assets	1,010,908	961,815	879,002
Deposits	759,679	704,272	658,623
FHLB advances	118,000	118,000	118,000
Short-term borrowings	—	10,000	—
Subordinated debt	24,263	25,000	—
Shareholders’ equity	99,663	97,464	95,735
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,443,515	6,427,309	6,418,583
Diluted	6,445,288	6,427,932	6,419,012
Operating Ratios
Return on average assets	0.85%	0.62%	0.56%
Return on average equity	8.41%	5.81%	4.92%
Average equity / average assets	10.11%	10.60%	11.39%
Book value per common share (period-end)	$15.16	$14.83	$14.59
Non-Financial Information (Period-End)
Common shareholders of record	428	437	457
Full-time equivalent staff	81	81	81

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